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                                EMPLOYMENT AGREEMENT

          This employment agreement (the "Agreement"), dated as of July 9, 1997, by and between William H. Jacoby ("Jacoby"), Chairman of National Bank of Southern California ("NBSC"), and Western Bancorp, a California corporation ("Western," formerly named Monarch Bancorp), is made with reference to the Amended and Restated Agreement and Plan of Merger dated as of December 19, 1996 (the "Merger Agreement") by and between California Commercial Bankshares, the parent of NBSC ("CCB"), and Western. Capitalized terms used herein but not otherwise defined shall have the meanings assigned thereto in the Merger Agreement.

          Subject to the terms and conditions of this Agreement, Western wishes to provide for Jacoby's continued services to NBSC during the period following the Effective Time and Jacoby is willing to continue to serve as chairman of NBSC and thereafter as consultant to Western. As of the Effective Time, this Agreement replaces the executive salary continuation agreement, dated as of January 2, 1988 (the "Prior Agreement"), between Jacoby and NBSC.

          Now, therefore, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. DUTIES. From the Effective Time through June 30, 1998 (such date being the "Employment Termination Date" and such period being the "Employment Period"), Jacoby shall serve as Chairman of the Board of NBSC. In addition, Jacoby shall serve as a


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director of Western until the annual meeting of shareholders of Western in the second quarter of 1998. In his position as Chairman of the Board of NBSC, Jacoby shall promote the welfare of NBSC, with an emphasis on business development and customer retention. His specific duties shall be performed in accordance with a plan to be mutually agreed by Jacoby, Mark H. Stuenkel (President of NBSC) and Hugh S. Smith, Jr. (Chairman of Western). Thereafter, Jacoby shall act as consultant to Western as set forth in Section 7 hereof.

     2. TERM. This Agreement, which shall supersede the Prior Agreement, shall not terminate until all payments hereunder have been made in full.

     3. COMPENSATION. During the Employment Period, Jacoby will be entitled to receive (i) a salary of (a) $190,000 per annum from the Effective Time through December 31, 1997 and (b) $209,000 per annum from January 1, 1998 through the Employment Termination Date, payable in accordance with NBSC's customary practices, and (ii) the perquisites currently provided to him as chairman of NBSC. Provided that prior to December 31, 1997 Jacoby has NOT voluntarily terminated his employment hereunder or been terminated by NBSC for "Cause" as defined in Section 4(c) hereof, then Jacoby will also be entitled to a bonus for 1997 based on job performance, the earnings of NBSC in relation to its budget and otherwise comparable to the bonus paid for the 1997 plan year to other executives of Western and its affiliates with similar duties, responsibilities and job performance (expected to be approximately $109,725). In addition, on July 1, 1998, Western shall pay to Jacoby, subject to the terms and conditions set forth herein, the sum of $611,639 which may, by mutual agreement, be deferred and


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paid at a future time and future value. Jacoby shall be entitled to supplemental retirement payments of $80,000 per year from and after the date of Jacoby's 65th birthday, payable monthly on the first day of each month following such birthday for a period of 15 years (the aggregate of such payments not to exceed $1,200,000).

     4. TERMINATION OF SERVICE PRIOR TO RETIREMENT

          (a) DEATH. In the event Jacoby should die before receiving the full amount of the payments provided in Section 3, then subject to clause
     (c) hereof, Western shall nevertheless pay such sums to Jacoby's representative or the person entitled to receive such payments under Jacoby's will or the laws of descent and distribution at the times due in accordance with Section 3.

          (b) DISABILITY. In the event Jacoby suffers a disability prior to the Employment Termination Date, Western may terminate Jacoby's employment but, subject to clause (c) hereof, Jacoby shall nevertheless be entitled to receive the payments provided in Section 3 hereof. For purposes of this Agreement, the term "disability" shall mean Jacoby's inability to perform his duties whether by injury (physical or mental), illness, or otherwise, incapacitating Jacoby for a continuous period exceeding 120 days and which at any time after such 120-day period NBSC's Board of Directors shall determine permanently renders Jacoby incapable of performing his services. Any determination made in good faith by NBSC's Board of Directors shall be conclusive and binding upon Jacoby.

          (c) VOLUNTARY TERMINATION BY JACOBY; TERMINATION BY NBSC FOR "CAUSE." In the event Jacoby's employment with NBSC is terminated prior to the


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     Employment Termination Date either (i) voluntarily by Jacoby (including, without limitation, by not accepting employment pursuant to this Agreement) or (ii) by NBSC for "Cause" (as defined herein), then this Agreement (except for the provisions of Section 6) and all of Western's and NBSC's obligations hereunder shall terminate on the date of such termination and no benefits or payments of any kind shall thereafter be made to Jacoby pursuant to this Agreement. For purposes of this Agreement, "Cause" means:
     (x) the willful and continued failure by Jacoby substantially to perform Jacoby's duties with the NBSC (other than such failure resulting from Jacoby's disability) after demand for substantial performance has been delivered by NBSC's Board of Directors to Jacoby which specifically identifies the manner in which Jacoby has not substantially preformed his duties; (y) the willful engaging by Jacoby in gross misconduct materially and demonstrably injurious to the Bank; or (z) upon Jacoby's dishonesty, conviction of a serious crime or habitual intemperance.

          (d) TERMINATION FOR "GOOD REASON." Notwithstanding anything to the contrary contained herein, Jacoby will not be treated as having voluntarily terminated his employment hereunder, if such termination was for "Good Reason" (as defined below). For purposes hereof, the term "Good Reason" shall mean: (i) a change in assignment to a geographical location which is more than 50 miles from the location of the principal executive office of NBSC at the time of entering into this Agreement; or (ii) material breach by NBSC of the terms and conditions of this Agreement. Accordingly, any such termination of employment by Jacoby


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     for Good Reason shall not relieve NBSC of its obligations to make the payments required by Section 3 hereof.

     5. STOCK OPTION. Subject to Section 4 hereof, Western and NBSC confirm that certain options held by Jacoby to acquire an additional 5,000 shares at $5.25 per share will vest on January 26, 1998 and that certain options held by Jacoby to acquire an additional 3,333 shares at $6.50 per share will vest on June 27, 1998 (in each case in accordance with the stock option agreements under which such options were issued).

     6. COMPETITION. Neither Jacoby nor any corporation, partnership, trust or other entity controlled by Jacoby shall:

          (a) except for shares of publicly held companies not in excess of 1% of the total outstanding in any one investee, on or before January 1, 1999 (and notwithstanding any early termination of Jacoby's employment under Section 4), engage in, be employed by, acquire an equity interest in or start, or otherwise provide any assistance to, directly or indirectly, any insured depositary institution ("Insured Depositary Institution") in Orange County in the State of California so long as NBSC or its successors or assigns remain an Insured Depositary Institution;

          (b) at any time following the Effective Time, disclose confidential information regarding Western or its affiliates to any third party, except as required by law, regulation or court order or pursuant to the request of NBSC's (or Western's) Board of Directors; and


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          (c) solicit, directly or indirectly, on its own behalf or on behalf of any other person or entity, management personnel employed by Western or any Western affiliate for employment with any other Insured Depositary Institution;

PROVIDED, HOWEVER, that with respect to any of the matters covered in this
Section 6, to the extent that any restriction set forth in this Section 6 is adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity or area of such provision to the extent necessary to render such provision enforceable to the maximum extent permitted by applicable law, such limited form to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

     7. CONSULTING. Western and Jacoby hereby agree that, effective as of July 1, 1998, Jacoby may be requested to provide consulting services to Western through December 31, 1998 including advice on, among other things, pending litigation. Jacoby shall be paid during the term of his engagement as consultant $1,000 for each day actually spent by Jacoby (if any) in consulting hereunder, plus reasonable out-of-pocket expenses, payable quarterly in arrears.

     8. EFFECT OF TERMINATION. Except as otherwise agreed by the parties, effective upon the Employment Termination Date Jacoby shall cease to be a director of NBSC.

     9. AMENDMENT OF SHAREHOLDER AGREEMENT. The parties hereto agree that
Section 5 of the Shareholder Agreement, dated as of December 19, 1996, by and between Jacoby and Western shall be deleted and the following substituted in place thereof: "Omitted."


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     10. NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Western:

               30000 Town Center Drive
               Laguna Niguel, California 92677
               Telecopier: 714/495-3135
               Attention: Arnold C. Hahn

          If to Jacoby:






     11. MISCELLANEOUS.

          (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party; PROVIDED, HOWEVER, that the consent of Jacoby shall not be required in the event of a merger or consolidation of Western (in which Western is not the surviving entity) or a sale of all or substantially all of the assets of Western if, in any such transactions, the surviving entity shall assume all of the obligations of Western hereunder.


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          (b) AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or consent is sought or from whom discharge is sought.

          (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

          (d) HEADINGS. All section headings herein are for convenience of reference only; they are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e) CHOICE OF LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California, without reference to its conflicts of law principles.

          (f) PAYMENTS. All payments hereunder shall be net of applicable withholding taxes and other related amounts, if any.

          (g) EXPENSES. Each party shall be responsible for its own fees and expenses in connection with the preparation and execution of this Agreement. In any dispute arising out of or relating to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to other costs.


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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                              WILLIAM H. JACOBY



                              ----------------------------------------

                              WESTERN BANCORP

                              By: /s/ Hugh S. Smith, Jr.
                                 -------------------------------------
                                 Name: Hugh S. Smith, Jr.
                                 Title: CHAIRMAN

Confirmed as to (i) replacement of the
Prior Agreement and (ii) Section 5

NATIONAL BANK OF SOUTHERN CALIFORNIA


By /s/ Mark H. Stuenkel
   -------------------------------
Name: Mark H. Stuenkel
Title: Pres


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